UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2026

RocketFuel Blockchain, Inc.

(Exact name of registrant as specified in its charter)

Nevada	Commission File No.	90-1188745
(State or other jurisdiction of incorporation)	033-17773-NY	(IRS Employer Identification No.)

201 Spear Street, Suite 1100 San Francisco, California 94105

(424) 256-8560

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 13, 2026, RocketFuel Blockchain, Inc. (the “Company”) entered into a non-binding term sheet (the “Term Sheet”) with RPay, Inc. and RPoints, Inc. (the “Buyers”) regarding the proposed sale of certain operating assets.

The Term Sheet contemplates that RPay, Inc. will acquire the assets of the Company’s payments business, and RPoints, Inc. will acquire the assets of the loyalty and rewards business. The parties anticipate executing definitive asset purchase agreements consistent with the Term Sheet

The proposed consideration includes:

●	Debt Assumption: The Buyers will assume approximately $1,500,000 in senior deferred compensation liabilities.

●	Earn-Out: A quarterly payment to the Company equal to 20% of net revenue from the payments business until the earlier of two (2) years following closing or an aggregate payment of $2,500,000.

●	Equity Warrants: The Company will receive warrants for a 20% fully diluted ownership interest in each Buyer. These warrants include fixed repurchase floors of $1,500,000 for RPay, Inc. and $200,000 for RPoints, Inc..

The Company will retain its corporate franchise, cash reserves, and the equity warrants. The Board of Directors approved the Term Sheet after considering the interested nature of the transaction.

Except for binding provisions regarding exclusivity, confidentiality, and fees, the Term Sheet is non-binding. The foregoing description is qualified by the full text of the Term Sheet, filed as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

●	Exhibit 10.1:	Non-Binding Term Sheet, dated March 13, 2026, by and among RocketFuel Blockchain, Inc., RPay, Inc., and RPoints, Inc.

●	Exhibit 104:	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RocketFuel Blockchain, Inc.

By:	/s/ Peter M. Jensen
Name:	Peter M. Jensen
Title:	Chief Executive Officer

Date: March 18, 2026